1 Customers Bank Appoints Stephen Wyremski as Chief Operating Officer WEST READING, Pa. – (BUSINESS WIRE) – Customers Bank, the $24 billion subsidiary of Customers Bancorp (NYSE: CUBI), today announced the appointment of Steve Wyremski as Chief Operating Officer, effective January 26, 2026. Wyremski brings more than two decades of financial and operational leadership experience to the role, with a proven track record of managing complex financial functions and leading enterprise transformation efforts across the banking sector. He joined Customers Bank in 2024 as a strategic advisor, where he played a key role in accelerating the bank’s finance and data modernization initiatives. “Steve brings a deep understanding of operational excellence and financial discipline, paired with a thoughtful approach to transformation and scale,” said Sam Sidhu, President and CEO of Customers Bank. “His leadership will be instrumental as we continue to invest in growth, digital innovation, and long-term value creation for our clients and shareholders.” Prior to joining Customers Bank, Wyremski served as Chief Financial Officer of a New York- based commercial bank with over $100 billion in assets, where he oversaw enterprise-wide finance functions. Earlier in his career, he spent nearly a decade at KPMG in New York City, most recently serving as Senior Manager in the banking audit practice. His experience also includes finance roles at American International Group (AIG) and Veeco. Wyremski holds a bachelor’s degree in accounting and finance from Boston College and brings a deep understanding of the regulatory and strategic landscape required to navigate today’s banking environment. He has been a licensed certified public accountant for nearly two decades. “This is an exciting time to join Customers Bank’s leadership team,” said Wyremski. “The bank’s commitment to innovation, its entrepreneurial culture, and its focus on delivering value for clients makes this a unique opportunity. I look forward to contributing to the Bank’s continued success.” Institutional Background Customers Bancorp, Inc. (NYSE:CUBI) is one of the nation’s top-performing banking companies with over $24 billion in assets making it one of the 80 largest bank holding companies in the U.S. Customers Bank’s commercial and consumer clients benefit from a full suite of technology-enabled tailored product experiences delivered by best-in-class customer service distinguished by a Single Point of Contact approach. In addition to

2 traditional lines such as C&I, commercial real estate, and residential and personal lending, Customers Bank also provides a number of national corporate banking services to clients in businesses including: fund finance, venture banking, healthcare, mortgage finance, and equipment finance. Major accolades include: • Named a Top 10 Performing Bank by American Banker for five consecutive years (2021- 2025), including the #1 spot in 2024 among midsize banks ($10B to $50B in assets) • No. 72 out of the 100 largest publicly traded banks in 2025 Forbes Best Banks list • Net Promoter Score of 81 compared to industry average of 41 A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender. Learn more: www.customersbank.com. Media Contact: Jordan Baucum Head of Corporate Communications (951) 608-8314 jbaucum@customersbank.com